UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K/A
(Amendment No. 1)

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	February 22, 2005

Industrial Enterprises of America, Inc.
(formerly known as Advanced Bio/Chem, Inc.)
(Exact name of registrant as specified in its charter)

Nevada	000-30646	13-3963499
(State or other	(Commission	(IRS Employer
jurisdiction of	File Number)	Identification No.)
incorporation)

770 South Post Oak Lane, Suite 330, Houston, Texas	77056
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code	(713) 622-2875

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act  (17 CFR 240.13e-4(c)).

Section 7 —Regulation FD

Item 7.01 Regulation FD Disclosure.

As previously disclosed on a Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”), on February 22, 2005, Industrial Enterprises of America, Inc. (formerly Advanced Bio/Chem, Inc.), a Nevada corporation (the “Company”), issued a press release announcing that the Company’s Board of Directors had authorized the payment of a stock dividend (the “Dividend”) to stockholders of record as of the close of business on March 9, 2005 and May 9, 2005 (the “Company Stockholders”). This Amendment No. 1 is being filed by the Company in order to disclose further details regarding the Dividend.

On May 19, 2005, the Company intends to allocate one share of common stock, par value $.001 per share (the “Power3 Shares”), of Power3 Medical Products, Inc., a New York corporation (“Power3”), to the Company Stockholders for every block of ten shares of common stock, par value $.001 per share, of the Company (the “Company Shares”) held by each such Company Stockholder. As previously disclosed, effective as of May 18, 2004, the Company sold to Power3 all of the Company’s assets in consideration for fifteen million (15,000,000) Power3 Shares. As of January 18, 2005, the Company beneficially owned twenty-three percent (23%) of the issued and outstanding Power3 Shares. On May 19, 2005, the Company will have held the fifteen million (15,000,000) Power3 Shares for a period of one (1) year.

The Power3 Shares held by the Company are not registered under the Securities Act of 1933, as amended (the “Act”), and are therefore restricted securities. Although no action will be required on the part of the Company Stockholders, the Power3 Shares that are currently beneficially owned by the Company will not be delivered to the Company Stockholders unless and until (a) such shares are registered under the Act and, as applicable, under state blue sky laws, (b) an exemption from such registration is available, or (c) the Company requests and receives a no-action letter from the SEC to the effect that the SEC will not take enforcement action if the Company delivers to the Company Stockholders the Power3 shares which are the subject of the Dividend. As of the date hereof, the Company is not aware of any applicable exemption from registration.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Industrial Enterprises of America, Inc.
February 28, 2005
By: /s/ John Mazzuto Name: John Mazzuto Title: Chief Financial Officer